Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports double-digit revenue growth for first quarter financial results

•	Revenues of $536 million, up 14 percent;

•	Segment profit of $237 million, up 35 percent

•	Net income attributable to SNI per fully diluted share of $0.59: excluding adjustments, $0.62 per share

For immediate release

May 5, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the first quarter 2011.

Consolidated revenues for the quarter increased 14 percent to $536 million from the prior-year period. Results for the three-month period ended March 31 reflect strong advertising revenue of $324 million, up 12 percent, and affiliate fee revenue of $145 million, up 6.3 percent year-over-year. The growth was driven by strong performance from the company’s Lifestyle Media business segment, which includes HGTV, Food Network and Travel Channel.

Included in consolidated results was a 47 percent increase in revenues to $55.1 million from the company’s Interactive Services segment, which includes Shopzilla’s shopping-related websites. The company announced last week that it has entered into an agreement to sell Shopzilla.

Consolidated expenses for the quarter increased 1.6 percent from the prior-year period to $299 million. Included in first quarter 2010 consolidated expenses were:

•	$15.5 million in transition costs related to the Travel Channel acquisition and integration; and

•	$11.0 million in marketing and legal expenses to support the company’s affiliate renewal negotiations for Food Network and HGTV.

Excluding prior-year adjustments, consolidated expenses increased 12 percent in the first quarter of 2011. The increase was driven primarily by higher personnel costs in both of the company’s business segments as it staffed positions held vacant since the economic downturn and increased compensation for 2011.

Total segment profit increased 35 percent to $237 million. Excluding the impact of the items noted above, segment profit increased 18 percent from the first quarter of 2010. (See note 2 for a definition of segment profit).

In the first quarter of 2011, income attributable to noncontrolling interests increased to $44.8 million from $23.3 million in the first quarter of 2010. Improved results at the Food Network and Travel Channel contributed to the increase.

Also, in the first quarter of 2011, the minority partner in the Food Network partnership funded a capital contribution which retroactively increased its minority interest to 31 percent. As a result of the contribution, income attributable to noncontrolling interest was adjusted $8.0 million to recover amounts attributed to Scripps Networks Interactive in the fourth quarter 2010. Additionally, with the capital contribution, the noncontrolling partner will receive its 31 percent proportional share of the Food Network partnership income for subsequent periods (please refer to updated 2011 guidance provided later in this press release).

First quarter net income attributable to Scripps Networks Interactive was $101 million, or $0.59 per share, compared with $72.5 million, or $0.43 per share, in the first quarter 2010. Excluding the noncontrolling interest adjustment in 2011 and the Travel Channel integration and affiliate renewal adjustments noted in 2010, first quarter 2011 net income attributable to Scripps Networks Interactive was $0.62 per share, compared with $0.50 per share in the prior-year period.

“Our strong advertising growth in the first quarter reflects the popularity of our networks and their tremendous value as marketing platforms for advertisers and distribution partners,” said Kenneth W. Lowe, chairman, president and chief executive officer for Scripps Networks Interactive. “We’re committed to building on the competitive leadership position we’ve established in the home, food and travel lifestyle content categories and are encouraged by the positive start we’ve had for the year. Trends continue to be positive which portends well for a very good 2011.”

Here are first-quarter results by operating segment:

Lifestyle Media

Lifestyle Media revenue was $474 million, up 11 percent. Advertising revenue was $322 million, up 12 percent. Affiliate fee revenue grew 6.0 percent to $144 million.

Total expenses decreased 5.5 percent to $229 million. Expenses in the first quarter of 2010 included:

•	$14.1 million in transition costs related to the Travel Channel acquisition and integration, and

•	$11.0 million in marketing and legal expenses to support the company’s affiliate renewal negotiations for Food Network and HGTV.

Excluding these items, expenses increased 5.4 percent mainly driven by higher personnel costs previously noted. Programming expense of $89.6 million in the first quarter of 2011 was even with the prior-year first quarter.

2

During the first quarter, Lifestyle Media segment profit was up 31 percent to $245 million compared with $186 million in the prior-year period. Lifestyle Media segment profit margin was 52 percent, up from 43 percent in the prior-year first quarter.

Revenue at Food Network was $174 million, up 15 percent. Food Network reaches about 100 million U.S. households, up about 1.0 percent from the end of the first quarter 2010.

Revenue at HGTV was $171 million, up 6.0 percent. HGTV now reaches about 100 million U.S. households, up 1.0 percent from the end of the first quarter 2010.

Revenue at Travel Channel increased 9.0 percent to $62.0 million. Travel Channel reaches 96 million U.S. households, about even with the end of the first quarter 2010.

Revenue at DIY Network was up 25 percent to $23.3 million. DIY can be seen in 54 million U.S. households, up approximately 600,000 households from a year ago.

Revenue at Cooking Channel was $15.3 million, up 11 percent. These results include a $3.1 million increase in amortization for distribution incentives related to the rebranding of the Fine Living Network to the Cooking Channel. Excluding this item, revenue at the Cooking Channel was $18.4 million, up 33 percent from the prior-year quarter. The company completed its rebranding of Fine Living Network to the Cooking Channel on May 31, 2010. Cooking Channel reaches approximately 58 million U.S. households versus 57 million that Fine Living reached during the same timeframe last year.

Revenue at Great American Country (GAC) increased 0.9 percent to $6.5 million. GAC can be seen in 60 million U.S. households compared with 59 million at the end of the first quarter 2010.

Revenue from the Lifestyle Media segment’s digital businesses, which includes its network-branded websites, was $19.4 million, up 7.4 percent.

Interactive Services

Revenue increased 47 percent to $55.1 million compared with the year-ago quarter.

Segment profit was $9.9 million compared with $4.9 million in the year-ago quarter.

As noted, SNI has entered into a definitive agreement to sell Shopzilla to Symphony Technology Group. The company expects the transaction to close on or around May 31, 2011 upon satisfaction of normal and customary closing conditions.

Updated 2011, Full-year Guidance

The company reaffirms its previously issued full-year 2011 guidance except for the following updates reflecting the sale of Shopzilla and the noncontrolling interest ownership change.

•	Capital expenditures, $60 million to $70 million.

•	Effective tax rate, 31 percent to 33 percent.

•	Depreciation and amortization, $90 million to $100 million.

3

•	Noncontrolling interests share of income, $160 million to $170 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1085 (U.S.) or 612-332-0107 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI First Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. ET May 5 until 11:59 p.m. ET May 19. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 198481. A replay of the conference call also will be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2010 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country; and Interactive Services, with leading online search and comparison shopping services BizRate, Beso, Tada and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

4

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: m.gallentine@scrippsnetworks.com

5

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended
	March 31,
(in thousands, except per share data)	2011	2010	Change

Operating revenues	$535,967	$469,393	14.2%
Costs and expenses	(298,842)	(294,239)	1.6%
Depreciation and amortization of intangible assets	(29,862)	(31,447)	(5.0)%
Gains (losses) on disposal of property and equipment	(16)	(148)	(89.2)%

Operating income	207,247	143,559	44.4%
Interest expense	(8,615)	(8,481)	1.6%
Equity in earnings of affiliates	9,658	6,176	56.4%
Miscellaneous, net	224	(597)

Income from operations before income taxes	208,514	140,657	48.2%
Provision for income taxes	(63,197)	(44,875)	40.8%

Net income	145,317	95,782	51.7%
Net income attributable to noncontrolling interests	(44,792)	(23,324)	92.0%

Net income attributable to SNI	$100,525	$72,458	38.7%

Net income attributable to SNI common shareholders per diluted share of common stock	$0.59	$0.43

Weighted average diluted shares outstanding	169,694	167,031

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	As of
	March 31, 2011	December 31, 2010
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$793,664	$549,897
Accounts and notes receivable (less allowances: 2011- $5,453; 2010- $5,185)	491,091	538,734
Programs and program licenses	289,351	271,204
Other current assets	33,330	86,411

Total current assets	1,607,436	1,446,246
Investments	52,281	48,536
Property and equipment, net	247,038	247,601
Goodwill	666,502	666,502
Other intangible assets, net	619,188	632,990
Programs and program licenses (less current portion)	258,715	252,522
Unamortized network distribution incentives	78,040	82,339
Other non-current assets	12,117	11,696

Total Assets	$3,541,317	$3,388,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,092	$10,719
Program rights payable	26,388	26,256
Customer deposits and unearned revenue	31,886	31,377
Employee compensation and benefits	29,453	53,557
Accrued marketing and advertising costs	16,864	19,172
Other accrued liabilities	55,259	68,361

Total current liabilities	170,942	209,442
Deferred income taxes	92,451	96,593
Long-term debt	884,432	884,395
Other liabilities (less current portion)	125,689	117,708

Total liabilities	1,273,514	1,308,138

Redeemable noncontrolling interests	161,522	158,148

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2011 - 133,701,273 shares; 2010 - 133,288,144 shares	1,337	1,332
Voting - authorized: 60,000,000 shares; issued and outstanding: 2011 - 34,359,113 shares; 2010 - 34,359,113 shares	344	344

Total	1,681	1,676
Additional paid-in capital	1,413,051	1,371,050
Retained earnings	502,864	414,972
Accumulated other comprehensive income (loss)	(11,112)	(11,525)

Total SNI shareholders’ equity	1,906,484	1,776,173
Noncontrolling interest	199,797	145,973

Total equity	2,106,281	1,922,146

Total Liabilities and Equity	$3,541,317	$3,388,432

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Three months ended March 31,
(in thousands)	2011	2010

Cash Flows from Operating Activities:
Net income	$145,317	$95,782

Depreciation and intangible assets amortization	29,862	31,447
Amortization of network distribution costs	10,193	7,107
Program amortization	90,301	89,908
Equity in earnings of affiliates	(9,658)	(6,176)
Program payments	(115,384)	(86,965)
Capitalized network distribution incentives	(3,237)	(1,850)
Dividends received from equity investments	5,845	5,523
Deferred income taxes	(3,893)	(7,168)
Stock and deferred compensation plans	9,022	6,234
Changes in certain working capital accounts:
Accounts receivable	47,408	(1,639)
Other assets	(2,010)	524
Accounts payable	331	22,184
Accrued employee compensation and benefits	(24,513)	(19,431)
Accrued income taxes	57,792	23,553
Other liabilities	(17,679)	(9,277)
Other, net	6,166	9,296

Cash provided by operating activities	225,863	159,052

Cash Flows from Investing Activities:
Additions to property and equipment	(15,430)	(16,312)
Purchase of noncontrolling interest		(14,400)
Other, net	20	(1,222)

Cash provided by (used in) investing activities	(15,410)	(31,934)

Cash Flows from Financing Activities:
Dividends paid	(12,633)	(12,378)
Dividends paid to noncontrolling interest	(15,227)	(55,642)
Noncontrolling interest capital contribution	52,804
Proceeds from stock options	10,745	8,817
Other, net	(2,083)	(1,956)

Cash provided by (used in) financing activities	33,606	(61,159)

Effect of exchange rate changes on cash and cash equivalents	(292)	632

Increase in cash and cash equivalents	243,767	66,591

Cash and cash equivalents:
Beginning of year	549,897	254,370

End of period	$793,664	$320,961

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$15,965	$167
Income taxes paid	2,330	19,312

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Food Network Partnership noncontrolling interest – During 2010, we completed the rebranding of the Fine Living Network (“FLN”) to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Food Network Partnership (the “Partnership”) in August of 2010. In accordance with the terms of the Partnership agreement, the noncontrolling interest owner was required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made the required $52.8 million contribution, and its ownership interest in the Partnership was diluted from 31 percent to 25 percent. Accordingly, for the four months following the Cooking Channel contribution, profits were allocated to the noncontrolling owner at its reduced ownership percentage, reducing net income attributed to noncontrolling interest by $8.0 million in 2010.

In February 2011, the noncontrolling owner made the $52.8 million pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if this pro-rata contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact from restoring the noncontrolling owner’s interest in the Partnership increased net income attributed to noncontrolling interest $8.0 million in the first quarter of 2011. Net income attributable to SNI was decreased $4.7 million, $.03 per share.

Travel Channel and other costs - Operating results in the first quarter of 2010 include $15.5 million of costs incurred related to the Travel Channel integration. Operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced net income attributable to SNI $12.1 million, $.07 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses, such as HGTVPro.com and FrontDoor.com, serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network Partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brands, BizRate, Beso and Tada. Our product comparison shopping services help consumers find products offered for sale on the Web by online retailers. Shopzilla also operates a Web-based consumer feedback network within the BizRate brand that collects consumer reviews of stores and products.

Our chief operating decision maker evaluates the operating performance of the reportable segments and makes decisions about the allocation of resources to the reportable segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 4—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

(in thousands)	Three months ended March 31,
	2011	2010	Change
Segment operating revenues:
Lifestyle Media	$473,553	$428,564	10.5%
Interactive Services	55,136	37,606	46.6%
Corporate/intersegment eliminations	7,278	3,223

Total operating revenues	$535,967	$469,393	14.2%

Segment profit (loss):
Lifestyle Media	$244,605	$186,199	31.4%
Interactive Services	9,875	4,875
Corporate	(17,355)	(15,920)	9.0%

Total segment profit	237,125	175,154	35.4%
Depreciation and amortization of intangible assets	(29,862)	(31,447)	(5.0)%
Gains (losses) on disposal of property and equipment	(16)	(148)	(89.2)%
Interest expense	(8,615)	(8,481)	1.6%
Equity in earnings of affiliates	9,658	6,176	56.4%
Miscellaneous, net	224	(597)

Income from operations before income taxes	$208,514	$140,657	48.2%

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. On April 28, 2011, we signed a definitive agreement to sell the business for consideration of approximately $165 million and anticipate the sale will result in a pre-tax loss of $45 million to $50 million in the second quarter of 2011. We expect the transaction to close on or around May 31, 2011 upon satisfaction of normal and customary closing conditions.

Corporate includes the operating results of the venture we formed with Chello Zone Media (“Chello”), operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello, of which we own 89%, was formed to launch new lifestyle-oriented channels in Europe, the Middle East and Africa.

Our continued investment in international expansion initiatives increased the segment loss at corporate by $1.9 million in the first quarter of 2011 and $1.8 million in the first quarter of 2010.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites.

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended March 31,
	2011	2010	Change

Operating revenues by brand:
Food Network	$174,045	$151,932	14.6%
HGTV	171,364	161,617	6.0%
Travel Channel	61,999	56,896	9.0%
DIY	23,345	18,648	25.2%
Cooking Channel/FLN (1)	15,267	13,784	10.8%
GAC	6,464	6,406	0.9%
Digital Businesses	19,381	18,043	7.4%
Other	2,223	1,826	21.7%
Intrasegment eliminations	(535)	(588)	(9.0)%

Operating revenues by type:
Advertising	$321,759	$287,269	12.0%
Network affiliate fees, net	144,088	135,903	6.0%
Other	7,706	5,392	42.9%

Subscribers (2):
Food Network	100,400	99,700	0.7%
HGTV	99,800	99,000	0.8%
Travel Channel	96,000	95,700	0.3%
DIY	54,000	53,400	1.1%
Cooking Channel/FLN (1)	57,500	57,000	0.9%
GAC	59,800	58,500	2.2%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

4. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

(in thousands)	Three months ended March 31,
	2011	2010
Operating income	$207,247	$143,559
Depreciation and amortization of intangible assets:
Lifestyle Media	21,049	22,615
Interactive Services	8,301	8,394
Corporate	512	438
Losses (gains) on disposal of property and equipment:
Lifestyle Media	16	121
Interactive Services		27

Total segment profit	$237,125	$175,154

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended March 31,
	2011	2010

Segment profit	$237,125	$175,154
Income taxes paid	(2,330)	(19,312)
Interest paid	(15,965)	(167)
Working capital and other	7,033	3,377

Cash provided by operating activities	225,863	159,052
Dividends paid to noncontrolling interest	(15,227)	(55,642)
Acquisitions of property and equipment	(15,430)	(16,312)

Free cash flow	$195,206	$87,098

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.